Exhibit 23.3
Data & Consulting Services
Division of Schlumberger Technology Corporation
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Two Robinson Plaza, Suite 200
Pittsburgh, PA 15205
Tel: 412-787-5403
Fax: 412-787-2906

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Data & Consulting Services Division of Schlumberger Technology Corporation consents to the incorporation by reference in this Registration Statement on Form S-8 of information contained in our reports, as of 31 December 2009, 2008 and 2007, setting forth the estimates of revenues from the oil and gas reserves of Quicksilver Resources Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended 31 December 2009.

DATA & CONSULTING SERVICES DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Charles M. Boyer II
Charles M. Boyer II, PG, CPG, CCG
Advisor Unconventional Reservoirs
21 April 2010